Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 10, 2021 relating to the consolidated financial statements and financial statement schedule which appear in eGain Corporation’s Annual Report on Form 10-K for the year ended June 30, 2021.

/s/ BPM LLP

San Jose, California

December 17, 2021